Exhibit 99.1

Planet Green Closes Previously Announced Acquisition Transaction

SHANGHAI, May 14, 2019 /PRNewswire/-- Planet Green Holdings Corp. (the "Company") (NYSE American: PLAG) announced today that on May 14, 2019 the Company closed the acquisition of Xianning Bozhuang Tea Products Co., Ltd., a company that produces tea products and sells such products in China ("Target").

At the closing, the Company issued an aggregate of 1,080,000 shares of common stock of the Company to the original shareholders of Target in exchange for the transfer of all of the equity interests of the Target to the Company's wholly-owned subsidiary, Shanghai Xunyang Internet Technology Co., Ltd.

On May 14, 2019, Yimin Jin resigned as the Company's director and Chief Strategy Officer and the board of directors of the Company appointed Bin Zhou, chairman of the Target, to serve as a member of the board, effective as of the closing.

For more information please contact:
Mr. Mingze Yin Director of Investor Relations Phone:+86-21-3258 3578 Email: Mingze.yin@planetgreenholdings.com